EXHIBIT 1.4


                         WARRANT EXERCISE FEE AGREEMENT

            AGREEMENT dated this ___ day of __________, 1999, by and among Fairchild Financial Group, Inc. ("Fairchild"), SportsTrac Systems, Inc. (the "Company") and American Stock Transfer & Trust Company (the "Warrant Agent").

                              W I T N E S S E T H:

            WHEREAS, in connection with a public offering of 585,000 Units, each Unit consisting one share of Common Stock ("Common Stock") and two Redeemable Class A Common Stock Purchase Warrants (the "Class A Warrants") of the Company at a public offering price of $6.00 per Unit, the Company proposes to issue, in accordance with an agreement dated ________, 1999 by and between the Company and the Warrant Agent (the "Warrant Agreement"), Class A Warrants to purchase up to 672,750 shares of Common Stock; and

            WHEREAS, the parties hereto wish to provide Fairchild a member of the National Association of Securities Dealers, Inc. ("NASD") with certain rights on an exclusive basis in connection with the exercise of the Class A Warrants.

            NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

            Section 1. Description of the Class A Warrants. The Company's Class A Warrants may be exercised on or after _________, 2000 and expire at 5:00 p.m. New York City time on _______ 2002 (the "Expiration Date"), subject to the Company's right to extend the Expiration Date, at which time all rights evidenced by the Class A Warrants shall cease and the Class A Class A Warrants shall become void. In accordance with the provisions of the Warrant Agreement, the holder of each Class A Warrant shall have the right to purchase from the Company, and the Company shall issue and sell to such holders of Class A Warrants, one fully paid and non-assessable share of the Company's Common Stock for every Class A Warrant exercised at an exercise price of $7.20 subject to adjustment as provided in the Warrant Agreement (the "Exercise Price").

            Section 2. Notification of Exercise. Within five (5) days of the last day of each month commencing ___________, 2000 (one year from the effective date of the Company's Registration Statement), the Warrant Agent will notify Fairchild of each Class A Warrant certificate which has been properly completed and delivered for exercise by holders of Class A Warrants during each such month, if any, the determination of the proper completion to be in the sole and absolute reasonable discretion of the Company and the Warrant Agent. The Warrant Agent will provide Fairchild with such information, in connection with the exercise of each Class A Warrant, as Fairchild shall reasonably request.


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            Section 3. Payment to Fairchild. The Company hereby agrees to pay to
Fairchld upon solicitation of the exercise of any Class A Warrant by Fairchild or any other member of the NASD an amount equal to ten (10%) percent of the Exercise Price (i.e. $.72 per share based on the initial Exercise Price of the Class A Warrants) for each Class A Warrant exercised (the "Exercise Fee") a portion of which may be allowed by Fairchild to the dealer who solicited the exercise (which may also be Fairchild) provided that:

            (a) such Class A Warrant is exercised on or after ________, 2000, which represents one year from the effective date of the Company's Registration Statement;

            (b) at the time of exercise, the market price of the Company's Common Stock is higher than the applicable Exercise Price of the Class A Warrant being exercised;

            (c) the holders of Class A Warrants being exercised have indicated in writing, either in the Form of Election contained on the specimen Class A Warrant Certificates attached hereto as Exhibits A, or by written documents signed and dated by the holders and specifically stating that the exercise of such Class A Warrants were solicited by Fairchild or another member of the NASD;

            (d) Solicitation of the exercise was in compliance with NASD Notice to Members 81-38; and

            (e) Fairchild and/or the member of the NASD which solicited the exercise of Class A Warrants delivers a certificate to the Company within five
(5) business days of receipt of information relating to such exercised Class A Warrants from the Company or the Warrant Agent in the form attached hereto as Exhibit B, stating that:

                 (1) the Class A Warrants exercised were not held in a discretionary account or, if held in a discretionary account, prior specific written approval for such exercise has been received from the related customer;

                 (2) Fairchild or the member of the NASD which solicited the exercise of Class A Warrants did not, within the applicable number of business days under Regulation M granted an exemption by the Securities and Exchange Commission from the provisions thereof), immediately preceding the date of exercise of the Class A Warrant bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including Class A Warrants) or otherwise engage in any activity that would be prohibited by Regulation M under the Securities Exchange Act of 1934, as amended, with one engaged in a distribution of the Company's securities;

                 (3) in connection with the solicitation, it disclosed the compensation it would receive as part of the original offering and upon exercise of the Class A Warrant; and

                 (4) in connection with the solicitation, it complied with NASD Notice to Members 81-38.


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            Section 4. Payment of the Exercise Fee. The Company hereby agrees to pay over to Fairchild within two (2) business days after receipt by the Company of the certificate described in Section 3(e) above, but in no event later than simultaneously with the distribution of proceeds to the Company from such exercise of Class A Warrant the Exercise Fee out of the proceeds it received from the applicable Exercise Price paid for the Class A Warrants to which the certificate relates.

            Section 5. Inspection of Records. Fairchild may at any time during business hours and upon reasonable prior written notice, , at its expense, examine the records of the Company and the Warrant Agent which relate to the exercise of the Class A Warrants.

            Section 6. Termination. Fairchild shall be entitled to terminate this Agreement prior to the exercise of all Class A Warrants at any time upon five (5) business days' prior written notice to the Company and the Agent. Notwithstanding any such termination notice, Fairchild shall be entitled to receive an Exercise Fee for the exercise of any Class A Warrant for which it has already delivered to the Company prior to any such termination the certificate required by Section 3(e) of this Agreement and shall be entitled to receive such Exercise Fee simultaneously with the distribution of such proceeds to the Company.

            Section 7. Notices. Any notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if sent by first class certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company at Suite 100, 6654 Gunpark Drive, Boulder, CO 80301; if to Fairchild at 99 Wall Street, Fourth Floor, New York, NY 10005; and if to the Warrant Agent at 40 Wall Street, New York, NY 10005, or such other address as such party shall have given notice to the other parties hereto in accordance with this Section. All such notices or other communications shall be deemed given three (3) business days after mailing, as aforesaid.

            Section 8. Supplements and Amendments. The Company, the Warrant Agent and Fairchild may from time-to-time supplement or amend this Agreement by a written instrument signed by the party to be charged, without the approval of any holders of Class A Warrants in order to cure any ambiguity or to correct or supplement any provisions contained herein or to make any other provisions in regard to matters or questions arising hereunder which the Company, the Warrant Agent and Fairchild may deem necessary or desirable and which do not adversely affect the interests of the holders of Class A Warrants.

            Section 9. Assignment. This Agreement may not be assigned by any party without the express written approval of all other parties, except that Fairchild may assign this Agreement to its successors.

            Section 10. Governing Law. This Agreement will be deemed made under the laws of the State of New York with respect to matters of contract law and for all purposes


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shall be governed by and construed in accordance with the internal laws of said state, without regard to the conflicts of laws provisions thereof.

            Section 11. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any person or corporation other than the Company, the Warrant Agent and Fairchild any legal or equitable right, remedy or claim under this Agreement; and this Agreement shall be for the sole and exclusive benefit of, and be binding upon, the Company, the Warrant Agent and Fairchild and their respective successors and permitted assigns.

            Section 12. Descriptive Headings. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meanings or construction of any of the provisions hereof.

            Section 13. Superseding Agreement. This Agreement supersedes any and all prior agreements between the parties with respect to the subject matter hereof.

            Section 14. Exclusive Agreement. It is understood that this agreement is on an exclusive basis to solicit the exercise of the Warrants and that the Company may not engage other broker-dealers to solicit the exercise of Warrants without the consent of Fairchild.

            Section 15. Conflict with Warrant Agreement. Any conflict between any term hereof and any term of the Warrant Agreement shall be resolved in favor of such provision contained in the Warrant Agreement except that nothing contained in the Warrant Agreement shall be construed to modify the amount of compensation payable to Fairchild.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       SPORTRTRAC SYSTEMS, INC

                                       By:
                                          --------------------------------------
                                            Marc R. Silverman, President

                                       FAIRCHILD FINANCIAL GROUP, INC.

                                       By:
                                          --------------------------------------
                                            Wendy Chen, Chief Operating Officer

AMERICAN STOCK TRANSFER
& TRUST COMPANY

By:
   -------------------------------


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                                   CERTIFICATE

            The undersigned, being the ________________ of Fairchild Financial Group, Inc. ("Fairchild") pursuant to Section 3(e) of the Warrant Exercise Fee Agreement relating to the exercise of Class A Warrants dated ________, 1999 between SportsTrac Systems, Inc. (the "Company") and American Stock Transfer & Trust Company (the "Class A Warrant Agent") hereby certifies that:

            1. The Company or the Warrant Agent has notified Fairchild that ______________ Class A Warrants (as defined in the Agreement) have been exercised during _____________, 200__.

            2. The exercise of ______________ of such Class A Warrants was solicited by __________________________.

            3. Such Class A Warrants were not held in a discretionary account or, if held in a discretionary account, prior specific written approval for such exercise has been received from the related customer.

            4. ______________ did not, within _____ business days immediately preceding _______________ 200__, bid for or purchase the Common Stock of the Company or any securities of the Company immediately convertible into or exchangeable for the Common Stock (including Class A Warrants) or otherwise engage in any activity that would be prohibited by Regulation M under the Securities Exchange Act of 1934, as amended, with one engaged in a distribution of the Company's securities.

            5. In connection with the solicitation of the exercise of the Class A Warrants, _____________ disclosed the compensation it will receive to holders of the Class A Warrants as part of the original offering and upon exercise of the Class A Warrants.

            6. In connection with the solicitation of the exercise of the Class A Warrants, ____ complied with NASD Notice to Members 81-38.

DATED: _________________, 200__
                                       FAIRCHILD FINANCIAL GROUP, INC.

                                       By:
                                          --------------------------------------

                                       Soliciting Broker-Dealer

                                       By:
                                          --------------------------------------


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